Exhibit 10.10

Summary of Non-Employee Director and Named Executive Officer Compensation Arrangements

Director Compensation

The following table sets forth current rates of cash compensation for non-employee directors:

Annual Retainer:
Chairman	$75,000
Non-employee directors other than Chairman	$24,000
Committee Chair Annual Retainer:
Audit Committee	$12,000
Compensation Committee	$6,000
Nominating and Governance Committee	$6,000
Board Meeting Attendance Fees	$1,500
Committee Meeting Attendance Fees	$1,500

Effective June 1, 2009, the rates of cash compensation for non-employee directors will be as follows:

Annual Retainer:
Chairman	$67,500
Non-employee directors other than Chairman	$21,600
Committee Chair Annual Retainer:
Audit Committee	$10,800
Compensation Committee	$5,400
Nominating and Governance Committee	$5,400
Board Meeting Attendance Fees	$1,500
Committee Meeting Attendance Fees	$1,500

In addition to cash compensation, under the terms of our Stock Appreciation Rights and Restricted Stock Plan, non-employee directors receive an annual award of restricted shares of Cascade totaling $60,000 in value following each annual meeting of shareholders. Twenty-five percent of the restricted shares vest and become free of all restrictions after one year and an additional 25% vest following each year of director service thereafter.

Non-employee directors are also reimbursed for travel and other expenses attendant to membership on the Board of Directors.

Executive Compensation

Base Salary. All of our named executive officers are at-will employees whose compensation and employment status may be changed at any time by the Board of Directors. Base salary increases are determined annually by the Board of Directors and become effective on February 1 of each year. The following table sets forth the current base salaries of our named executive officers and their titles as of the date of filing of our Form 10-K for the fiscal year ended January 31, 2009:

Named Executive Officer	Fiscal 2010 Base Salary
Robert C. Warren, Jr., President and Chief Executive Officer	$486,000
Richard S. Anderson, Senior Vice President and Chief Operating Officer	270,000
Joseph G. Pointer, Chief Financial Officer	206,000
Jeffrey K. Nickoloff, Vice President-Corporate Manufacturing	167,400
Michael E. Kern, Vice President-Construction Attachment Division	157,500

Annual Cash Incentive.

On March 31, 2009, our Board of Directors, on the recommendation of the Compensation Committee, approved an executive cash incentive plan for the fiscal year ending January 31, 2010, in which our named executive officers participate. The plan, which is structured to protect shareholder value, requires Cascade to achieve (i) pre-tax income (before non-recurring income or expense items that may be included or excluded at the Compensation Committee’s discretion, executive incentive expenses, and stock based compensation expenses) (“AIBT”) of at least $22 million and (ii) cash flow from operations less maintenance capital expenditures and excluding cash expenses related to our European restructuring plan (“Free Cash Flow”) of at least $46 million in order for participants to receive any cash incentive payments under the plan. Once these minimum targets for AIBT and Free Cash Flow have been met, if Free Cash Flow is between $46 million and $50 million, participants will receive a specified percentage (depending on position) of their salary as a cash incentive payment. If Free Cash Flow is between $50 million and $54 million, participants will receive an increased percentage of their salary as a cash incentive payment. If Free Cash Flow exceeds $54 million, participants will receive a specified percentage of Free Cash Flow. Cash incentive payments for each participant are limited to a maximum award amount. Our Board of Directors has the discretion to adjust the terms upon which cash incentive payments are made if economic or business conditions warrant.

Long-term Incentive. The third component of executive compensation for our executive officers is long-term incentive awards. Long-term incentive awards granted in fiscal 2009 consisted of awards of stock appreciation rights and restricted stock under our Stock Appreciation Rights and Restricted Stock Plan. The stock appreciation rights were granted with an exercise price equal to the fair market value of our common stock on the date of the award, have a term of 10 years and become exercisable ratably over four years. Restricted stock was granted with a three year vesting period.

The number of stock appreciation rights and shares of restricted stock awarded to named executive officers in fiscal 2009 are shown in the following table:

Named Executive Officer	Stock Appreciation Rights Awarded in Fiscal 2009	Shares of Restricted Stock Awarded in Fiscal 2009
Robert C. Warren, Jr., President and Chief Executive Officer	—	10,680
Richard S. Anderson, Senior Vice President and Chief Operating Officer	—	4,450
Joseph G. Pointer, Chief Financial Officer	2,670	—
Jeffrey K. Nickoloff, Vice President-Corporate Manufacturing	2,670	—
Michael E. Kern, Vice President-Construction Attachment Division	2,670

Benefit Plans and Other Arrangements. Executive officers are also eligible to participate in our broad-based benefit programs generally available to all salaried employees, including health, disability, life insurance and defined contribution retirement plan. The executives also receive certain perquisites offered by us including the use of company automobiles, tax reimbursements related thereto, and reimbursements for annual physicals.

Messrs. Warren and R.S. Anderson are each a party to a Severance Agreement with Cascade, which are Exhibits 10.2 and 10.1, respectively, to our Form 10-K for fiscal 2009.

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